EXHIBIT 5.1
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                                                 December 5, 1996



Securities and Exchange Commission
450 Fifth Avenue
Washington, D. C.  20549

                  Re:      Herley Industries, Inc.
                           Registration Statement on Form S-8


Gentlemen:

    Reference is made to the filing by Herley Industries, Inc. (The "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended, covering the registration of 1,500,000 shares of Common Stock of the Company, par value $.10 per share (the "Common Stock") in connection with the Company's 1992 Non-Qualified Stock Option Plan and 1996 Stock Option Plan (the "Plans").

    As counsel for the Company, we have examined its corporate records, including its Certificate of Incorporation, By-Laws, its corporate minutes, the form of its Common Stock certificate, the Plans and such other documents as we have deemed necessary or relevant under the circumstances.

    Based upon our examination, we are of the opinion that:

        1. The Company is duly organized and validly existing under the laws of the State of Delaware.

        2. There have been reserved for issuance 1,500,000 shares of the Company's Common Stock, $.10 par value per share. The shares of Common Stock subject to the Registration Statement have been duly authorized and, when issued pursuant to the Plans, will be validly issued, fully paid and non-assessable.

    We hereby consent to be named in the Registration Statement and in the prospectus which constitutes a part thereof as counsel to the Company, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                Very truly yours,

                                BLAU, KRAMER, WACTLAR
                                       & LIEBERMAN, P.C.